Exhibit 10.5

Notice of Award of Restricted Stock and Restricted Stock Agreement (Standard)	Harley-Davidson, Inc. ID: 39-1805420 3700 West Juneau Avenue Milwaukee, WI 53208
«Fname» «M»«Lname» «Address1» «Address2» «Address3» «City», «St»«Zip» «CO»	Award Number: «Grant_» Plan: 2009 Incentive Stock Plan ID: «ID»

Effective <insert date> (the “Grant Date”), you have been granted <insert number of shares> shares of Common Stock of Harley-Davidson, Inc. (the “Company”) constituting Restricted Stock under the Company’s 2009 Incentive Stock Plan (the “Plan”).

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock (Restricted Stock with the same scheduled vesting date is referred to as a “Tranche”) shall become fully unrestricted (or “vest”) in accordance with the following schedule:

Restricted Stock Tranche	Vesting Date

One-third of the Restricted Stock (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock	The second anniversary of the Grant Date
(Tranche #2)
The final one-third of the Restricted Stock	The third anniversary of the Grant Date
(Tranche #3)

If application of the above schedule on the first and second anniversaries of the Grant Date would produce vesting in a fraction of a Share of Restricted Stock, then the number of Shares of Restricted Stock that become vested on that anniversary date shall be rounded down to the next lower whole number of Shares of Restricted Stock, and the fractional Share shall be carried forward into the next Tranche of Restricted Stock.

You may not sell, transfer or otherwise convey an interest in or pledge any of your Shares of Restricted Stock until they are vested. In addition, (i) you cannot sell or otherwise dispose of any Restricted Stock that has vested except pursuant to an effective registration statement under the Securities Act of 1933 and any applicable state securities laws or in a transaction that, in the opinion of counsel for the Company, is exempt from such registration and (ii) the Company may place a legend on any certificates for such Shares to such effect.

The Shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Agreement including Exhibit A. Additional provisions regarding your Restricted Stock and definitions of capitalized terms used and not defined in this Restricted Stock Agreement can be found in the Plan. Without limitation, “Committee” means the Human Resources Committee of the Board or its delegate in accordance with the Plan.

HARLEY-DAVIDSON, INC.

Vice President and Treasurer
Date:
Time:

Exhibit A to Restricted Stock Agreement

Termination of Employment: (1) If you cease to be employed by the Company and its Affiliates for reasons other than Cause (as defined in the Plan) on or after age fifty-five (55) and if such cessation of employment occurred after the first anniversary of the Grant Date, then, effective immediately prior to the time of cessation of employment, any Shares of Restricted Stock that were not previously vested will become vested. (2) Subject to clause (1), if your employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will forfeit any Shares of Restricted Stock that are not vested as of the date your employment is terminated. (3) Subject to clause (1), if you cease to be employed by the Company and its Affiliates by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock in each Tranche will vest, which portion will be equal to the number of unvested Shares in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), and the denominator of which is the number of Months from the Grant Date to the anniversary date on which such Tranche would otherwise have become unrestricted if your employment had continued, and you will forfeit the remaining Shares of Restricted Stock that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date, or the anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Issuance of Share Certificates: The Company may issue in your name certificate(s) evidencing your Shares of Restricted Stock. In addition to any other legends placed on the certificate(s), such certificate(s) will bear the following legend:

The shares of Stock represented by this certificate are subject to forfeiture, and the sale or other transfer of the shares of Stock represented by this certificate (whether voluntary or by operation of law) is subject to certain restrictions, as set forth in a Restricted Stock Agreement, dated as of                                         , by and between Harley-Davidson, Inc. and the registered owner hereof. A copy of such Agreement may be obtained from the Secretary of Harley-Davidson, Inc.

Upon the vesting of Shares of Restricted Stock, you will be entitled to a new certificate for the Shares that have vested, without the foregoing legend, upon making a request for such certificate to the Secretary of the Company or to such other person as the Company may designate.

In lieu of issuing in your name certificate(s) evidencing your Shares of Restricted Stock, the Company may cause its transfer agent or other agent to reflect on its records your ownership of such Shares, subject to the terms of this Restricted Stock Agreement.

[over]

Voting Rights and Dividends: While your Shares of Restricted Stock are subject to forfeiture, you may exercise full voting rights and will receive all cash dividends and other distributions paid with respect to the Restricted Stock (reduced for any tax withholding due), in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Restricted Stock Agreement as are the Shares of Restricted Stock with respect to which they were paid.

Tax Withholding: To the extent that your receipt of Restricted Stock or the vesting of Restricted Stock results in income to you for federal, state or local taxes, you must deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to deliver such amount as the Company requires, the Company has the right and authority to deduct or withhold from other compensation it would pay to you an amount, and/or to treat you as having surrendered vested Shares of Restricted Stock having a value, sufficient to satisfy its withholding obligations.

When income results from the vesting of Restricted Stock, to the extent the Company permits you to do so, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company accept that number of vested Shares of Restricted Stock having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. If you would be left with a fractional share after satisfying the withholding obligation on the Restricted Stock, the fair market value of that fractional share will be applied to your general federal tax withholding. If the Company does not allow you to elect to have the Company accept vested Shares of Restricted Stock, or if you want to keep all of the shares that are vesting, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation on a date advised by the Company. Where you may elect to deliver funds to satisfy the withholding tax obligation, your election to deliver funds must be irrevocable, in writing, and submitted to the Secretary or to such other person as the Company may designate on or before the date that the Company specifies, which will be before the applicable vesting date, and if you fail to deliver such election then you will be deemed to have elected to have the Company accept vested Shares of Restricted Stock as described above.

If you do so within thirty (30) days of the Grant Date, you may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, for this Award so that the receipt of the Restricted Stock, rather than vesting, results in income. In that case, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation.

Rejection/Acceptance: You may return this Restricted Stock Agreement to the Company (in care of the Vice President and Treasurer) within thirty (30) days after the Grant Date, together with any certificate you have received evidencing Shares, and by doing so you will forfeit any rights under this Restricted Stock Agreement and any rights to Shares that the Company has transferred to you under this Restricted Stock Agreement. If you choose to retain this Restricted Stock Agreement beyond that date, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 1995 Stock Option Plan and the Harley-Davidson, Inc. 2004 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards of any kind to you under such plans.